Exhibit 99.1
LETTER AMENDMENT
Dated as of December 4, 2009
General Motors Company,
     as Lender under the Credit Agreement
     Referred to below
          Re: American Axle & Manufacturing, Inc.
Ladies and Gentlemen:
          Reference is made to the Credit Agreement dated as of September 16, 2009 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among American Axle & Manufacturing, Inc., American Axle & Manufacturing Holdings, Inc., and General Motors Company, as Lender (the “Lender”). Capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement.
          It is hereby agreed by you and us as follows:
          1. Amendment to Credit Agreement. Section 6.09 of the Credit Agreement is hereby amended by adding the phrase “and any Permitted Refinancing Indebtedness in connection therewith” after the term “First Lien Documents” in the first parenthetical thereof.
          2. Effectiveness of Amendment. This letter amendment shall become effective as of the first date on which each of the following conditions precedent shall have been satisfied:
     (a) The Lender shall have received counterparts of this Letter Amendment executed by the Borrower, the Parent and the Lender.
     (b) All of the fees and expenses of the Lender (including the reasonable fees and expenses of counsel for the Administrative Agent) shall have been paid on the effectiveness of this amendment.
This letter amendment is subject to the provisions of Section 9.02 of the Credit Agreement.
          3. Ratification. The Credit Agreement, as amended hereby, the Notes and each of the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this letter amendment shall not operate as a waiver of any right, power or remedy of the Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. Additionally, Lender’s willingness to enter into this letter amendment will not be viewed or construed as an agreement or indication by Lender that any debt offering or refinancing currently proposed or contemplated constitutes Permitted Refinancing Indebtedness.
          4. Counterparts. This letter amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter amendment by telecopier shall be effective as delivery of a manually executed counterpart of this letter amendment.
          5. Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses of the Lender in connection with the preparation, execution, delivery and administration, modification and amendment of this letter amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Lender) in accordance with the terms of Section 9.03 of the Credit Agreement.
          6. Governing Law. This letter amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
(REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.)

          This letter amendment constitutes a Loan Document and shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours, AMERICAN AXLE & MANUFACTURING, INC. as Borrower
By	/s/ SHANNON J. CURRY
	Name:	Shannon J. Curry
	Title:	Treasurer

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC. as Parent
By	/s/ MICHAEL K. SIMONTE
	Name:	Michael K. Simonte
	Title:	Executive Vice President — Finance & Chief Financial Officer

Agreed as of the date first above written:
GENERAL MOTORS COMPANY,
as Lender

By	/s/ M.W. Fischer

Name: M.W. Fischer
Title: Director, Supply Risk MGT